Exhibit 99.1
For Immediate Release
GenCorp Sells 400 Acres to Elliott Homes
SACRAMENTO, Calif. — April 7, 2008 — GenCorp Inc. (NYSE: GY) announced today that it sold 400 acres of its Rio Del Oro property to Elliott Homes Inc. (Elliott) for a cash price of $10 million. The land sale was the result of an option granted to Elliott as part of a 2001 land transaction. The option to purchase the 400 acres was required to be exercised within 60 days after the environmental order was lifted from the property and a separate legal parcel was created. Under the terms of the Company’s senior credit facility, the Company was required to use 50% of the net sale proceeds, or approximately $5 million, to repay outstanding principal on the Company’s term loan.
About GenCorp
GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the Company’s excess real estate assets. Additional information about the Company can be obtained by visiting the Company’s web site at http://www.GenCorp.com.
Contact information:
Investors: Yasmin Seyal, senior vice president and chief financial officer 916.351.8585
Media: Linda Cutler, vice president, corporate communications 916.351.8650